Pricing Supplement Dated December 8, 1999             Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)              File No. 333-76483

                   GENERAL MOTORS ACCEPTANCE CORPORATION
                      Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                      Merrill Lynch, Morgan Stanley, Lehman Brothers,
                            Salomon Smith Barney, Warburg Dillon Read, Bear
                            Stearns, JP Morgan
Principal Amount:           $500,000,000.00
Agent's Discount
  or Commission:            $665,000.00
Net Proceeds to Company:    $498,640,000.00
Interest Rate:              6.750% per annum
Issue Date:                 12/10/99
Maturity Date:              12/10/02
Interest Payment Dates:     The 1st day of each April and October and at
                            Maturity, commencing  April 1, 2000 and
                            ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 12/10/99 to 12/10/02

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry        / /  Certificated

Other:  /X/   Principal         / /  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      /X/ The Notes are beings offered at a fixed initial public offering price of 99.861% of principal amount.

If as agent:
       The Notes are being offered at a fixed initial public offering price of __% of principal amount.